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                                                                   EXHIBIT 10.29

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is made as of this _____ day of May, 2003 and effective June 1, 2003 (the "Effective Date"), by and between
V. Joel Nicholson ("Nicholson") and Avatech Solutions, Inc., a Delaware corporation (the "Company") (hereinafter, sometimes referred to collectively as the "Parties").

                                    RECITALS

     A. The Company has employed Nicholson since January 1997, and the terms of his employment are currently governed by a Severance Agreement dated February 27, 1998 (the "Severance Agreement");

     B. The Parties wish to settle and resolve all claims that either of the Parties could assert against each other arising out of, as a consequence of, for or by reason of, resulting from or relating in any way to Nicholson's employment with the Company or the Severance Agreement; and

     C. The Parties wish for Nicholson to resign his employment with the Company, to terminate the Severance Agreement, and for Nicholson to be retained as a Consultant to the Company.

     NOW, THEREFORE, in consideration of the Explanatory Statement which is incorporated herein by reference and the mutual agreements, promises, releases and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Nicholson agree as follows:

                                    AGREEMENT

Section 1. Termination of Severance Agreement.

     1.1 Termination. The Parties agree to terminate Severance Agreement as of the Effective Date.

     1.2 Mutual Release. Nicholson and the Company each release the other from all obligations arising under or related to the Severance Agreement, including but not limited to, any obligation of the Company to make payments under the Severance Agreement.

     1.3 Waiver of Employment Claims. Nicholson, on behalf of himself, and his agents, executors, heirs, representatives, and successors, waives and releases any claims in law or in equity, charges, or causes of action, and any and all rights of any type he now has or may have against the Company, and its directors, affiliates (including Avatech, its subsidiaries, and their successors and assigns,) shareholders, officers, agents, employees, and successors, growing out of or in any way related to Nicholson's employment or his resignation from employment with the Company.

Section 2. Consulting Services, Authority.

     2.1 Nicholson agrees to perform such reasonable duties as are assigned to him by an officer of the Company on a reasonably part-time basis.

     2.2 Nicholson agrees to be available at reasonable times and for reasonable periods of time, on a part-time basis, to complete the duties assigned to him.

           2.2.1 For the purposes of this Agreement "part-time" shall be considered ten (10) hours or fewer each week or duties not requiring Nicholson to travel substantial distances.

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           2.2.2  In the event that the Company and/or its officers assign duties to Nicholson that cannot be completed on a substantially part-time basis, the Company will pay Nicholson a fee in addition to the consulting fee described in 3.2 of this Agreement in an amount to be agreed upon by the Company and Nicholson.

           2.2.3 Nicholson may engage in any Noncompeting Business Activities, as defined in paragraph 5.2.

     2.3 The Company may request written reports from Nicholson at any time during the performance of this Agreement, which will be furnished within a reasonable period of time after the report is requested.

     2.4 Nicholson will render services to the Company as an independent contractor, and not as an employee. Nicholson, rather than the Company, shall have ultimate control over the scope and details of his activities pursuant to this Agreement, however all services rendered by Nicholson on behalf of the Company will be performed to the best of his ability.

     2.5 Nicholson does not have the right or authority at any time to make any contract or binding promise of any nature on behalf of the Company, either oral or written, without the express written consent of an authorized officer of the Company.

Section 3. Term.

     3.1 Term. Unless terminated in accordance with the provisions of paragraph 3.2, Nicholson will provide services to the Company beginning on the Effective Date and will continue for three (3) years (the "Term"). At the end of the Term, all obligations of the Company and Nicholson under this Agreement, except for Nicholson's obligations under Section 5, will cease to have any force or effect.

     3.2   Termination.

           3.2.1 Generally. The Company may terminate this Agreement for Cause at any time, effective immediately on notice to Nicholson. Nicholson may terminate this Agreement at any time and for any reason, effective thirty (30) days' after Nicholson provides written notice to the Company in accordance with paragraph 7.1 of this Agreement. If this Agreement is terminated under this paragraph 3.2 of this Agreement, all obligations of the Company and Nicholson under this Agreement, except for Nicholson's obligations under Section 5, will be cancelled and will cease to have any force or effect on the date that such termination is effective.

           3.2.2  Cause. For purposes of this Agreement, "Cause" means:

           (a) Fraud, misappropriation, or intentional material damage to the property or business of the Company; or

           (b)    A violation of Section 5 of this Agreement.

Section 4. Payment for Services Rendered.

     4.1 Consulting Fee. The Company will pay Nicholson $5,500 each month (the "Consulting Fee") during the three-year Term of this Agreement, unless this Agreement is terminated earlier by Nicholson or by the Company for Cause, pursuant to paragraph 3.2 of this Agreement. The Consulting Fee will be paid at the same time and with the same priority as the Company's payroll.

     4.2 Expenses. The Company will reimburse Nicholson for ordinary and necessary business expenses incurred by him in connection with his performance of his duties under this Agreement upon his submission to the Company of receipts for or other evidence of payment of such expenses.

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Section 5. Certain Restrictions

     5.1 Confidentiality. Nicholson acknowledges that he will acquire confidential information in the course of carrying out his obligations under this Agreement relating to the business of the Company, its subsidiaries and affiliates, including but not limited to business plans, sales and marketing plans, financial information, acquisition prospects, and "customer" and "supplier" lists (as such terms may relate to the business or the systems and other trade secrets or know-how of the Company, its subsidiaries and affiliates) as they may exist from time to time (collectively, "Confidential Information"), which are valuable, special, and unique assets of the Company's business, access to or knowledge of which is essential to the performance of Nicholson's obligations under this Agreement. Confidential information shall only include that information that the Company identifies as confidential or information that Nicholson actually knows or reasonably should know is secret or confidential information. Accordingly, Nicholson will not disclose any such Confidential Information at any time (either while this Agreement is in effect or after its expiration or other termination) other than in connection with and reasonably required for the performance of his obligations under this Agreement or unless required to do so pursuant to law, subpoena, court order, or other legal process. These restrictions will not apply to, and Confidential Information will not be deemed to include, information that is then in the public domain (other than as a result of action by Nicholson). Nicholson's obligations under this paragraph 5.1 shall continue for his lifetime and survive the termination or expiration of this Agreement.

     5.2 Competitive Activity. Nicholson agrees that he will not, without prior written consent of the Company, engage in any of the following conduct ("Competing Business Activity") during the Term of this Agreement:

           5.2.1 Directly or indirectly, knowingly engage in, or be interested in (as owner, partner, shareholder, employee, director, officer, agent, consultant or otherwise), with or without compensation, any business entity or operation that engages in the business of selling computer-aided design software or providing professional, consulting, technical or training services related to computer-aided design software within fifty (50) miles of any location where the Company, its affiliates or subsidiaries, maintains a place of business, except that Executive may own up to a five percent (5%) interest in the publicly-traded securities of a publicly traded corporation;

           5.2.2 Employ or retain or participate in or arrange the employment or retention of any person who was employed or retained by the Company, any successor to the Company's business, or any of their affiliates or subsidiaries during the period of Executive's employment; or

           5.2.3 Directly or indirectly solicit any customers or clients of the Company, its affiliates, or subsidiaries.

Any business activities not prohibited by this paragraph 5.2 are "Noncompeting Business Activities."

     5.3 Remedy for Breach and Modification. Executive acknowledges that the provisions of this Section 5 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if these provisions are not specifically enforced. Accordingly, Executive agrees that, in addition to any other relief or remedies available to the Company, including reasonable attorneys' fees and costs, the Company is entitled to seek and obtain an appropriate injunction or other equitable remedy for the purposes of restraining the Executive from any actual or threatened breach of or otherwise enforcing these provisions and no bond or security will be required in connection with such equitable remedy. If any provision of this Section 5 is deemed invalid or unenforceable in any jurisdiction, such provision will be deemed modified and limited in such jurisdiction to the extent necessary to make it valid and enforceable in such jurisdiction.

Section 6. Arbitration of Certain Disputes. Any dispute or controversy arising under or in connection with this Agreement, other than with respect to an alleged breach of any of any of the provisions of Section 5 shall be resolved by binding arbitration held in Baltimore, Maryland, before a single arbitrator. Such arbitration will be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect and otherwise in accordance with principles that would be applied by a court of law or equity, including but not limited to the Maryland Rules of Evidence. The arbitrator of any proceeding under this Section 6 will prepare

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written findings of fact and conclusions of law. Judgment on any award may be entered and enforced in any court having jurisdiction.

Section 7. Miscellaneous

     7.1 Notices. Any notice or communication required or permitted by this Agreement will be deemed to be received by the party to whom the notice or communication is addressed if delivered in person or by commercial courier service or sent by first class mail, postage prepaid:

           7.1.1 if to the Company, addressed to it at 11403A Cronhill Drive, Owings Mills, Maryland 21117, marked for the attention of the Chief Executive Officer; and

           7.1.2 if to Nicholson, addressed to him at __________________________
__________________________________; or

in either case to such other address as any party notifies the other in accordance with this section.

     7.2 Conflicts. Nicholson represents and warrants to the Company that he is not under any obligation to any party inconsistent with or in conflict with this Agreement, or which would prevent, limit, or impair in any way his performance of his obligations under this Agreement.

     7.3 Assignment. This Agreement shall be binding upon and inure to the benefit of and be binding upon the respective parties, their heirs, personal representatives and assigns. Notwithstanding the prior sentence, Nicholson may not subcontract or assign his obligations under this Agreement to any person without obtaining the prior written consent of the Company. Consent by the Company to any assignment or subcontract of the services shall not be deemed to create a contractual relationship between the Company and the subcontracting party or assignee.

     7.4 No Third-Party Beneficiary Rights. No provision of this Agreement will in any way inure to the benefit of any third person (including the public at large) so as to constitute any such person a third-party beneficiary of this Agreement or of any one or more of the terms of this Agreement, or otherwise give rise to any cause of action in any person not a party to this Agreement.

     7.5 Governing Law. The Parties agree that this Agreement shall be construed, interpreted and enforced as a contract governed by the laws of the State of Maryland without reference to the rules governing conflict of laws.

     7.6 Jurisdiction and Venue. The Parties irrevocably submit to personal jurisdiction and venue in the State of Maryland for the purpose of any suit, action or proceeding arising out of or relating to this Agreement.

     7.7 Severability. In the event that a court of competent jurisdiction deems any provision of this Agreement is deemed illegal, invalid or otherwise unenforceable, the remainder of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     7.8 Entire Agreement. This Agreement, including Exhibit A, contains the entire agreement between the Parties and is a complete written integration of the agreement and supercedes any prior agreements between them relating to the Consulting Services described in this Agreement.

     7.9 Future Amendment. This Agreement may not be amended except in writing and executed by all Parties, and no course of conduct by any parties or among the Parties will be deemed to amend the terms and conditions of this Agreement, except if such amendment is reduced to writing and executed by all Parties.

     7.10 Waiver. The waiver of any breach of any provision of this Agreement by any of the Parties does not constitute or operate as a waiver of any other breach of any provision of this Agreement, and any failure to

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enforce any provision of this Agreement does not operate as a waiver of any existing or future rights, duties, or obligations arising out of this Agreement.

     7.11 Execution. This Agreement may be executed in one or more counterparts, each of which constitutes a duplicate original.

     7.12 Headings. The headings of the sections of this Agreement are for convenience of reference only and do not constitute a part of this Agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed under seal as of the effective date written above.

WITNESS:                                  AVATECH SOLUTIONS, INC.


                                          By:                             (SEAL)
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                                              Donald "Scotty" Walsh,
                                              Chief Executive Officer


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                                          V. Joel Nicholson

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